Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2021, except for Note 2(w), as to which the date is May 6, 2021, and except for Note 2(a), as to which the date is September 17, 2021, with respect to the consolidated financial statements of TaskUs, Inc. (formerly known as TU Topco, Inc.), included herein.

/s/ KPMG LLP

Los Angeles, California

October 20, 2021